Exhibit 4(a)(iii)

Dated • April 2003

Mitchells & Butlers PLC

and

Six Continents PLC

AGREEMENT

relating to the provision of Transitional Services

One Silk Street
London EC2Y 8HQ

Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222
Ref TXMB

This Agreement is made on • April 2003 between:

(1)	Mitchells & Butlers PLC, a public limited company registered in England and Wales with number 4551498 having its registered office at 20 North Audley Street, London W1K 6WN (“M and B”); and

(2)	Six Continents PLC, a public limited company registered in England and Wales with number 913450 having its registered office at 20 North Audley Street, London W1K 6WN (“Six Continents”).

Whereas:

(A)	M and B intends to implement a demerger of its “Hamlet” and “Romeo” businesses (the “Demerger”) pursuant to which it is proposed that Six Continents be transferred to a new holding company, InterContinental Hotels Group PLC, in accordance with the terms of the Demerger Agreement (defined below).

(B)	Following the proposed Demerger, M and B and other members of the M and B Group will require the provision of certain Services (as defined below) and Six Continents is willing to provide or procure the provision of such Services on the terms and conditions contained in this Agreement.

(C)	In addition, Six Continents and other members of the Six Continents Group require the provision of certain Services and M and B is willing to provide or procure the provision of such Services on the terms and conditions contained in this Agreement.

(D)	The parties confirm their intention to work together in good faith with the intention of achieving the provision of the Services hereunder.

It is agreed as follows:

1	Interpretation

In this Agreement unless the context requires otherwise:

1.1	Definitions

“Agreement” means this Agreement and all its schedules and attachments, as amended from time to time;

“Britvic” means Brittania Soft Drinks Limited;

“Business Day” means a day (excluding Saturdays and Sundays) on which banks generally are open in London for the transaction of normal banking business;

“CMGL” means the outsourced claims handling entity for the Six Continents Group, Claims Management Group Limited, acting through the “Birmingham Claims Unit”;

“Commencement Date” means the first Business Day after Completion;

“Completion” means the completion of the proposed Demerger pursuant to the Demerger Agreement;

“Cost” and “Costs” have the meanings set out in Clause 4.1;

“Data Protection Directives” means the European Union Directive entitled “Directive 95/46/EC” on the protection of individuals with regard to the processing of personal data and on the free movement of such data;

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“Data Protection Legislation” means any legislation in force from time to time which implements the Data Protection Directives and is applicable to the provision of the Services pursuant to this Agreement;

“Demerger” has the meaning set out in Recital (A);

“Demerger Agreement” means the agreement between M and B and IHG [of even date herewith] in relation to the proposed Demerger;

“Direct Employment Cost” means the direct cost of employment incurred, which shall accrue at the rates set out in Schedule 4;

“Excess Insurance Arrangement” means that part of the Insurance Programme which operates in excess of the Finite Programme, as more particularly described in Schedule 5;

“Existing Plans” means the Six Continents Pension Plan and the Six Continents Executive Pension Plan;

“Finite Programme” means that part of the Insurance Programme which is placed with Zurich and which acts as a hybrid of self-insurance and conventionally placed insurance for the bottom £25,000,000 per event, and £37,500,000 annual aggregate limits;

“Force Majeure” means in relation to any party, any circumstances beyond the reasonable control of that party (including, without limitation, any strike, lockout or other form of industrial action) relating to the provision of any of the Services;

“Group Company” means, in relation to a company, the company or its parent undertaking or any subsidiary undertaking of that company or of its parent undertakings, in each case from time to time and “Group” shall mean all of the companies which in relation to each other are Group Companies;

“Group Pensions” means the Group Pensions Department which is part of the Six Continents Group prior to Completion, and the majority of which is to become part of the M and B Group following Completion;

“Hogg Robinson” means the travel agency operated by Hogg Robinson Plc situated at the Branston offices of the Six Continents Group;

“IHG” means InterContinental Hotels Group PLC, a public limited company registered in England and Wales with number 4551528 having its registered office at 20 North Audley Street, London W1K 6WN;

“Insurance Programme” means the Six Continents Group insurance programme in place at Completion;

“Losses” means all losses, liabilities, reasonable costs (including without limitation reasonable legal costs and reasonable experts’ and consultants fees), reasonable charges and reasonable expenses including those arising in respect of any actions, proceedings, claims and demands;

“LPT” means loss portfolio transfer;

“Pensions Services” means the Services to be provided pursuant to Schedule 2, Part 1;

“Performance Bond” means any bond issued by White Shield at the request of, or for the benefit of, SCPDL;

“Personal Data” has the meaning set out in Clause 10;

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“Plans” means the Existing Plans and approved schemes in the Six Continents Group which accept transfers from the Existing Plans, and “Plan” means any one of them;

“Quarter” means a three month period of time comprising one of:

(i) the months of January, February and March, inclusive;

(ii) the months of April, May and June, inclusive;

(iii) the months of July, August and September, inclusive; or

(iv) the months of October, November and December, inclusive as the case may be;

“SCPDL” means Standard Commercial Property Developments Limited;

“Services” means the services to be provided by the parties as set out in Schedules 1 and 2 and “Service” means any one of them;

“Share Purchase Agreement” means the agreement between M and B and Six Continents dated [12] April 2003 in relation to the disposal of the “Retail” business of Six Continents to M and B;

“Six Continents Group” means Six Continents and its subsidiaries and any subsidiary of any such subsidiary as at the Commencement Date;

“TMOA” means the Trade Mark Owners Association Limited;

“Trustee” means a trustee from time-to-time of any of the Plans;

“M and B Group” means M and B and its subsidiaries and any subsidiary of such subsidiary as at the Commencement Date;

“VAT” means value added tax or any transfer, sales, use, turnover or similar tax of any relevant VAT jurisdiction;

“White Shield” means White Shield Insurance Company Limited, a company registered in Gibraltar with number 984;

“Zurich” means Zurich International Insurance Group.

1.2		Subordinate Legislation

References to a statutory provision include any subordinate legislation made from time to time under that provision.

1.3		Interpretation Act 1978

The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.

1.4		Modification etc. of Statutes

Except to the extent that any statutory provision made or enacted after the date of this Agreement would create or increase any liability of any party under this Agreement, any reference to a statutory provision:

	1.4.1	shall include such provision as from time to time modified or re-enacted or consolidated whether before or after the date of this Agreement so far as such modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into under this Agreement on or prior to Completion; and

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1.4.2	(so far as liability thereunder may exist or can arise) shall include also any past statutory provision (as from time to time modified, re-enacted or consolidated) which such provision has directly or indirectly replaced.

1.5	Recitals, Clauses etc.

References to this Agreement include its Schedules and this Agreement as from time to time amended and references to Recitals, Clauses, sub-Clauses and Schedules are to Recitals, Clauses and sub-Clauses of, and Schedules to, this Agreement.

1.6	Headings

Headings shall be ignored in construing this Agreement.

1.7	Time of Day

References to times of day are to London time unless otherwise stated.

1.8	Singular/Plural

References in this Agreement (including the definitions in Clause 1.1) to the singular include the plural and vice versa.

2	Services to be provided

2.1	With effect from the Commencement Date, Six Continents shall, or shall procure that any member of the Six Continents Group shall, provide to the M and B Group the Services in accordance with the terms of this Agreement.

2.2	With effect from the Commencement Date, M and B shall, or shall procure that any member of the M and B Group shall, provide to the Six Continents Group the Services in accordance with the terms of this Agreement.

2.3	With the prior written agreement of the parties, each party may provide additional services to the other party to the extent that such additional services are not specified in Schedules 1 or 2.

2.4	Other than in respect of Pensions Services, each party may, by notice in writing to the other, require the extension of the Services which it is to receive in accordance with the terms of this Agreement by a time period not exceeding that by which Completion occurs beyond 1 May 2003.

3	Manner in which services are provided

3.1	Each party shall:

	3.1.1	in respect of the Services carried out prior to the Commencement Date, provide the Services allocated to it to the standard of service which such Services have been provided in the twelve months immediately prior to the Commencement Date, save as otherwise expressly provided in this Agreement;

	3.1.2	in respect of those services not falling within Clause 3.1.1, provide the Services allocated to it using all reasonable skill and care;

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	3.1.3	subject to Clause 14.2, employ the same personnel who were providing such services in the twelve months immediately prior to Completion if available or otherwise suitably qualified personnel to provide such Services, such personnel having appropriate knowledge and expertise, where reasonable and practicable, of the historic provision of such Services; and

	3.1.4	use reasonable endeavours to provide the Services in a cost efficient manner and to ensure that the Costs incurred in providing such Services are reasonably incurred,

Provided that nothing in this Agreement shall require any party to provide any Services to any level or in any way that is more onerous in any material respect than that which has been provided by such party in the twelve months immediately prior to the Commencement Date but this proviso shall not apply where the provision of such Services is more onerous solely by reason of the Demerger having occurred.

4	Charges

4.1	Each party shall pay the charges in respect of the Services provided to it in accordance with Clause 2 as set out in Schedules 1 and 2 (plus any applicable VAT thereon). For the purpose of Schedule 1, “Cost” or “Costs” shall mean direct costs incurred in providing the relevant Service excluding any general overhead or uplift but including any Direct Employment Cost, agreed fees or fees on an agreed fee basis for work agreed to be done (in each case such agreement being in writing between the parties), specifically and reasonably incurred expenses and specifically and reasonably incurred overhead, if applicable (and, for the avoidance of doubt such agreed fees or expenses charged as a Cost shall not include recoverable VAT).

4.2	With effect from the Commencement Date, M and B and Six Continents shall, for so long as any of the Services is provided, deliver to the other party as appropriate, invoices in respect of the Services provided to that other party. Such invoices shall be delivered on or before the first Business Day of the months of February, May, August and November of each calendar year and shall relate to the Services provided to the relevant party during the previous Quarter. Such invoices shall:

	4.2.1	be calculated as set out in Schedules 1 and 2;

	4.2.2	include a break-down of the charges incurred indicating the proportion of the charges attributable to (i) Direct Employment Cost, (ii) agreed fees or fees on an agreed fee basis for work agreed to be done, (iii) specifically and reasonably incurred expenses and (iv) specifically and reasonably incurred overhead, if applicable; and

	4.2.3	in addition to the requirements of Clause 4.2.2, where the charges incurred are attributable to Direct Employment Cost, include a breakdown of the Direct Employment Cost indicating the proportion of the Direct Employment Cost attributable to each band referred to in Schedule 4.

4.3	Each of M and B and Six Continents (as appropriate) shall pay, by telegraphic transfer to such account as may be specified in writing by the other party from time to time, the amount specified in such invoice (together with any amount in respect of all applicable VAT provided that the invoice is a valid VAT invoice) by the end of the calendar month immediately following the month in which such invoice was received.

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4.4	If either M and B or Six Continents fails to pay any amount payable by it by the due date for payment, the other party is entitled to charge interest on the overdue amount from the due date for payment up to and including the date of actual payment (whether before or after judgment) at the rate which is one per cent. above the prevailing base rate of [Lloyds TSB Bank plc].

4.5	If one party provides additional services to another party in accordance with Clause 2.3, such party shall pay to the other party such reasonable sum for such additional services as shall be agreed in writing between the relevant parties and:

	4.5.1	in respect of those additional services of a type equivalent to services carried out prior to the Commencement Date, such additional services shall be provided at no greater cost which such services had been provided in the twelve months immediately prior to the Commencement Date and this shall constitute payment of a “reasonable sum”; and

	4.5.2	in respect of those additional services which are not of a type equivalent to services carried out prior to the Commencement Date, the agreement of a reasonable sum shall be made by specific reference to the categories of cost contained within the definition of “Cost”.

5	Duration

This Agreement shall come into effect on the Commencement Date and, subject to Clause 6, shall continue in force for the various periods set out in Schedules 1 and 2 to this Agreement. The parties may by mutual agreement in writing terminate and/or vary the provision of any or all of the Services in whole or in part at any time.

6	Termination

6.1	Either party shall be entitled to terminate this Agreement in whole or in part by 30 days written notice to the other party if:

	6.1.1	the other party commits any continuing or material breach (other than as contemplated by Clause 11) of any of the provisions of this Agreement (save for any breach which is caused by the party seeking to rely on it) and, in the case of such a breach which is capable of remedy, fails to remedy the same within 30 days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied;

	6.1.2	an encumbrancer takes possession or a receiver is appointed over any of the property or assets of any party;

	6.1.3	any party makes any voluntary arrangement with its creditors or becomes subject to an administration order;

	6.1.4	any party goes into liquidation (except for the purposes of an amalgamation, reconstruction or other reorganisation and in such manner that the company resulting from the reorganisation effectively agrees to be bound by, or to assume the obligations imposed on, that party under this Agreement); or

	6.1.5	any party ceases to carry on business.

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6.2	For the purpose of sub-clause 6.1.1, a breach shall be considered capable of remedy if the party in breach will be able to comply with the relevant provision in all respects other than as to the time of performance (provided that time of performance is not of the essence).

6.3	Any waiver by either party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision.

6.4	Subject to Clause 7, the rights to terminate this Agreement given by this Clause 6 shall not prejudice any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

6.5	Upon the termination of this Agreement for any reason, subject as otherwise provided in this Agreement and to any rights or obligations which have accrued prior to termination, neither party shall have any further obligation to the other under this Agreement.

7	Effect of Termination

7.1	Subject to sub-clause 7.2 and 7.3, immediately upon termination of this Agreement, each party shall return or deliver to the other all books, records (including machine readable records) and documents in its possession or under its control and which either relate in whole to the provision of the Services hereunder or the creation of which was due to the provision of the Services hereunder.

7.2	Except insofar as is inconsistent with the Share Purchase Agreement, each party shall retain such copies as are required in order to comply with any relevant law or regulations or in connection with the preparation and agreement of any accounting or other records provided that such party informs the other of the copies made for these purposes.

7.3	Each party shall be entitled to retain the original documentation which relates to a Service which was provided predominantly or exclusively to one party.

8	Exclusions and Liability

8.1	The parties agree that they shall not make claims against one another or any member of the other’s Group or any of the other’s directors, officers or employees to recover any Losses which they, or any other person, may suffer or incur by reason of, arising out of, or otherwise in connection with, the provision of the Services or the carrying out of any other obligations under this Agreement, save in respect of any Losses arising out of the fraud, wilful default, wilful misconduct, bad faith or negligence of another party, any member of their Group, their directors, officers or employees.

8.2	Notwithstanding the provisions of Clause 8.1 above, the parties shall not be liable under this Agreement in respect of any claim (pursuant to Clause 8.1) arising out of the negligence of the other party, any member of their Group, their directors, officers, employees, agents or contractors unless the aggregate amount of all such claims for which the relevant party would otherwise be liable under this Agreement exceeds £100,000, but if the aggregate liability in respect of all such claims exceeds that figure then all claims, including claims previously notified, shall accrue against and be recoverable from that party.

8.3	Notwithstanding the provisions of Clause 8.2 above, liability of the parties for death or personal injury due to negligence, and for fraud or bad faith shall not be excluded.

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9	Provision of Information

9.1	Each party shall provide, free of charge, reasonable access to the other party’s employees or duly authorised representatives upon reasonable notice in order to inspect information, books, documents or records relating to the provision of Services which are held by, or are under the control of, the relevant party and which are necessary to enable any other party to perform its obligations under this Agreement properly.

9.2	Each party shall use all reasonable endeavours to respond promptly to any reasonable requests for guidance, instruction or information made by any other party to enable such other party to perform its obligations under this Agreement properly.

9.3	Each party shall take such reasonable steps as may be necessary to ensure the safety of any of the personnel of any other party who (with the consent of such party) visit any of the sites or properties at which such party carries on business.

9.4	Each party shall co-operate as far as is reasonably practicable in providing any information reasonably requested by any other party, provided that such information is:

	9.4.1	reasonably necessary for the provision of the Services;

	9.4.2	reasonably necessary to enable each party to determine whether any other party is providing the relevant Service to the appropriate standard in accordance with the terms of this Agreement; or

	9.4.3	reasonably necessary to calculate the Cost of the provision of the Services; or

	9.4.4	reasonably necessary to comply with any relevant law or regulation.

10	Data Protection

10.1	The parties acknowledge that in relation to the provision of certain Services each party will be acting as a data controller. Each party will comply with the obligations imposed by the Data Protection Legislation in respect of the processing of any information about living individuals (“Personal Data”) and in particular, each will comply with the data protection principles.

10.2	Processing of Personal Data

Where in connection with the Services set out in Schedule 1, Six Continents processes Personal Data on behalf of M and B, Six Continents shall, and shall ensure that any person engaging in data processing on its behalf shall:

	10.2.1	take appropriate technical and organisational measures against the unauthorised or unlawful processing of Personal Data and against actual loss or destruction of, or damage to, Personal Data. Having regard to the state of technological development and the cost of implementing any measures, the measures must ensure a level of security appropriate to the harm that might result from unauthorised or unlawful processing or accidental loss, destruction or damage and the nature of the Personal Data to be protected. Six Continents shall also take reasonable steps to ensure the reliability of those of its employees who have access to the Personal Data.

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	10.2.2	Six Continents shall:

(i) process Personal Data under this Agreement only in accordance with M and B’s instructions and having regard to the provisions of the Data Protection Legislation, or as is required by law or any regulatory body; and

(ii) refrain from disclosing Personal Data except in accordance with M and B’s instructions and having regard to the provisions of the Data Protection Legislation, or as is required by law or any regulatory body; and

(iii) not export from any country within the European Economic Area any Personal Data to any country outside of the European Economic Area without M and B’s prior written consent.

For the purposes of this Clause 10, terms and expressions not defined in this Agreement but having a meaning assigned to them in the Data Protection Legislation shall have the same meaning as that assigned to them by the Data Protection Legislation.

11	Force Majeure

11.1	If any party is affected by Force Majeure it shall promptly notify the other parties of the nature and extent of the relevant circumstances.

11.2	Provided that any party affected by Force Majeure continues to use all reasonable endeavours to perform its obligations under this Agreement, such party shall not be deemed to be in breach of this Agreement, or otherwise be liable to any other, for any delay in performance or other non-performance of any of its obligations under this Agreement to the extent that the delay or non-performance is due to any Force Majeure of which it has notified the other parties, and the time for performance of that obligation shall be extended accordingly.

12	Entire Agreement

12.1	This Agreement sets out the entire agreement and understanding between the parties in respect of the provision of the Services and supersede all previous agreements, arrangements and understandings between the parties relating to the provision of Services, which shall cease to have any further force or effect. It is agreed that:

	12.1.1	no party has been induced to enter into this Agreement in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out or referred to in this Agreement and all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law;

	12.1.2	subject to Clause 12.1.3 below, each party waives any claim or remedy under this Agreement in respect of misrepresentation (whether negligent or otherwise) or untrue statement made by any other party; and

	12.1.3	this Clause shall not exclude any liability for fraudulent misrepresentation.

13	Further Assurance

Each of M and B and Six Continents undertake, to the extent applicable to them, that they will comply with the provisions of Clauses 5.4.1 and 5.4.2 of the Share Purchase Agreement, mutatis mutandis.

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14	Successors and Assigns

14.1	The parties shall be entitled to perform any of the obligations undertaken by them, and to exercise any of the rights granted to them, under this Agreement through any other company which is a Group Company of the relevant party at that time, and any act or omission of any such Group Company shall, for the purposes of this Agreement, be deemed to be the act or omission of the relevant party.

14.2	Subject to the prior written consent of the other party (which shall not be unreasonably withheld or delayed), the parties shall be entitled to carry out their obligations under this Agreement through any agents or sub-contractors appointed by them in their absolute discretion for that purpose. For the avoidance of doubt, no prior written consent shall be required in respect of those agents or sub-contractors appointed by the parties prior to the Commencement Date.

14.3	Except as provided in Clauses 14.1 and 14.2, this Agreement is personal to the parties and neither of them may (without the prior written consent of the others) assign, mortgage, charge or dispose of any of their rights hereunder, or sub-contract or otherwise delegate any of their obligations under this Agreement.

15	No partnership

Nothing in this Agreement shall create, or be deemed to create, a partnership between the parties.

16	Variation

This Agreement may not be modified except by an instrument in writing signed by the duly authorised representatives of the parties.

17	Severability of Clauses

If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected. Subject thereto, should any term or provision of this Agreement be or become ineffective, in whole or in part, for reasons beyond the control of the parties, the parties shall use reasonable efforts to agree upon a new provision which shall as nearly as possible have the same commercial effect as the ineffective term or provision or part thereof.

18	Notices

18.1	Any notice or other communication to be given by one party to another party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the party giving it. It shall be served by sending it by fax to the number set out in Clause 18.2, or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in Clause 18.2 and in each case marked for the attention of the relevant party set out in Clause 18.2 (or as otherwise notified from time to time in accordance with the provisions of this Clause 18). Any notice so served by hand, fax or post shall be deemed to have been duly given:

	18.1.1	in the case of delivery by hand, when delivered;

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	18.1.2	in the case of fax, at the time of successful transmission;

	18.1.3	in the case of prepaid recorded delivery, special delivery or registered post, at 10 a.m. on the second Business Day following the date of posting,

Provided that in each case where delivery by hand or by fax occurs after 5.30 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 a.m. on the next following Business Day.

References to time in this Clause are to local time in the country of the addressee.

18.2	The addresses and fax numbers of the parties for the purpose of Clause 18.1 are as follows:

M and B

Address:	27 Fleet Street
Birmingham
B3 IJP

Fax:	[•]

For the attention of:	The Company Secretary

Six Continents

Address:	[20 North Audley Street
London
W1K 6WN]

Fax:	[•]

For the attention of:	The Company Secretary

18.3	A party may notify the other parties to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this Clause 18, provided that such notice shall only be effective on the date specified in the notice as the date on which the change is to take place, or if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

19	Contracts (Rights of Third Parties) Act 1999

This Agreement does not create any right under the Contracts (Rights of Third Parties) Act 1999 which is enforceable by any person who is not a party to it, except to the extent (if any) that this Agreement expressly provides for such Act to apply to any of its terms.

20	Counterparts

This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

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21	Governing Law and Dispute Resolution

21.1	This Agreement shall be governed by and construed in accordance with English law.

21.2	If any dispute or disagreement arises between Six Continents and M and B as to any matter referred to or in connection with this Agreement Six Continents and M and B agree that:-

	21.2.1	subject to Clause 21.2.2, as soon as reasonably practicable after they are aware of such dispute or disagreement, both M and B and Six Continents shall discuss the issue giving rise to the dispute or disagreement and negotiate in good faith with a view to reaching an amicable and reasonable solution for a period of up to 10 Business Days;

	21.2.2	if discussions and negotiations fail to resolve such dispute or disagreement or if the issue involved requires in the reasonable opinion of either party more urgent attention, such matter shall be referred to IHG’s chief executive (for the time being) and M and B’s chief executive (for the time being) (or such other senior executive as Six Continents or M and B shall nominate) who shall discuss such dispute or disagreement in good faith with a view to reaching an amicable and reasonable solution for a further period of up to 5 Business Days (or such longer period as the parties may agree) from the date on which such dispute or disagreement is referred to the chief executives;

	21.2.3	if the chief executives are unable to resolve such dispute or disagreement within the period referred to in sub-Clause 21.2.2, the matter will then be referred to mediation in accordance with the model procedure of the Centre for Dispute Resolution, London (“CEDR”), such mediation to be completed within [30] days of signature of the CEDR Mediation Agreement; and

	21.2.4	if the dispute or disagreement is not settled as a result of (and within the time specified under) the mediation process referred to in (iii) the parties shall submit to the exclusive jurisdiction of the English Courts in respect of such dispute or disagreement.

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As witness this Agreement has been signed by the duly authorised representatives of the parties the day and year first before written.

SIGNED by [NAME] on behalf of M AND B PLC in the presence of:
SIGNED by [NAME] on behalf of SIX CONTINENTS PLC in the presence of:

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Schedule 1

Services to be provided by Six Continents

Six Continents shall provide or procure the provision of the following Services on the terms and conditions contained in this Agreement:

1	Trademarks

1.1	Service

	1.1.1	Six Continents shall continue to supervise, and shall provide all such assistance as may be reasonable and practicable in connection with, the recordal process to be carried out by TMOA (or other appropriate trade mark agents as appropriate) in relation to the transfer pursuant to the Trade Mark Agreement dated [•] between Six Continents, Six Continents Holdings Limited and Old Kentucky Restaurant Limited of the Trade Marks (as defined in that agreement) (the “Recordal Process”).

	1.1.2	Six Continents shall use reasonable endeavours to procure that TMOA continues to provide assistance with the Recordal Process until completion of the Recordal Process.

	1.1.3	Six Continents shall use reasonable endeavours, in the event that TMOA continues to be the agent primarily responsible for the Recordal Process, to provide such Services as are reasonably required to facilitate the Recordal Process.

	1.1.4	Six Continents shall procure the delivery to M and B of any documents or records in any form created or developed pursuant to the Recordal Process or relating to the management of the trade marks prior to Completion.

1.2	Duration

	1.2.1	The Services referred to at paragraphs 1.1.1 and 1.1.3 above will be provided to the M and B Group until 31 December 2003.

	1.2.2	The Services referred to at paragraph 1.1.2 and 1.1.4 above will be provided to the M and B Group until completion of the Recordal Process.

1.3	Basis of charging

M and B shall, or shall procure that a member of the M and B Group shall, pay to Six Continents a sum equal to the Cost involved in providing such Service and in the Recordal Process.

2	Insurance

2.1	Service

	2.1.1	The Insurance Programme will continue for the benefit of both the M and B and the Six Continents Group. The Finite Programme will be administered by the Six Continents Group in the following manner:

(a) the Finite Programme operated by Zurich provides a maximum limit of indemnity of £75m to cover the policy period from 30 September 2001 to 30 September 2006 (or any lesser period as agreed with underwriters), an individual aggregate limit per year of £37.5m, and a maximum limit per claim of £25m for an annual payment of £10.1m including fees. After deduction of fees approximately £9.1m per year is held in a notional experience account by Zurich from which each participating company is reimbursed for claims paid. Initial deposit premiums have been paid by both the IHG Group and the M and B Group for 2001/2 and 2002/3, and it is intended that the Finite Programme will be terminated at the end of its second year on 30 September 2003. The deposit premiums paid are used to reimburse the claims account at the Bank of Ireland from which Six Continents pays claims settled by CMGL on its behalf. Therefore, from Completion, the amount held by Zurich shall be apportioned for the purposes of claims against the Finite Programme by creating internal sub-limits for each of IHG, M and B and Britvic in proportion to their contribution to the annual Finite Programme premium. Quarterly statements of premium paid and losses incurred will be provided to the relevant M and B and Six Continents Group Companies. Should claims in respect of IHG, M and B or Britvic exceed the relevant internal sub-limit each company affected will pay sufficient additional deposit premiums to the Finite Programme in proportion to their respective incurred losses claimed under the Finite Programme, on claims for the 2001/02 and 2002/03 programme years;

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(b)	any such additional premiums will be paid quarterly by each party, as required by paragraph 2.1.1(a), above, and so as to ensure that the notional experience account held by Zurich has sufficient monies to meet anticipated claims within each party’s respective sub-limit as referred to in paragraph 2.1.1(a), above, for the 2001/02 and 2002/03 programme years (up to the maximum policy limits);

(c)	an independent review of the estimated total cost of claims will be commissioned on a periodic basis as set out in paragraph 2.1.1(d), below. The cost of the review will be shared by the relevant M and B and Six Continents Group Companies in proportion to their claims experience as established by that review;

(d)	the independent review will be conducted by an agreed independent expert or experts, and held every year, unless otherwise mutually agreed by the relevant M and B and Six Continents Group Companies with losses outstanding at the date of assessment. The review will consist of an audit of claims files, and, an actuarial valuation of estimated quantum including IBNR and IBNER;

(e)	in the event that claims costs are less than deposits paid plus interest, the balance will be returned to each of the relevant M and B and Six Continents Group Companies as appropriate. Return premiums will only be paid when the independent assessment has concluded that there are no further costs to be paid by the relevant M and B or Six Continents Group Company concerned in respect of the 2001/02 and 2002/03 Finite Programme years, or as otherwise mutually agreed;

(f)	Heath Lambert Group (or the alternative brokers of Six Continents, from time to time) will review the opportunities available to transfer outstanding liabilities to external insurers and obtain quotations if requested to do so by mutual written agreement between the relevant M and B and Six Continents Group Companies.

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Any quotation will be taken up only if all relevant M and B and Six Continents Group Companies agree in writing to purchase such insurance; and

	(g)	claims reimbursements by or on behalf of M and B against its sub-limit of the Finite Programme will be paid by Zurich after confirmation by Six Continents, such payment to be made directly to an M and B bank account to be nominated.

2.1.2	Subject to the provisions of Clause 2.1.3, below, the Excess Insurance Arrangement will continue for the benefit of both the M and B Group and the Six Continents Group.

2.1.3	In the layers of insurance immediately above the Finite Programme as set out below, an additional reinstatement limit to the maximum amount of that insurance will operate for the benefit of the M and B Group such that each of the M and B Group and the Six Continents Group shall have the ability to claim upon the Excess Insurance Arrangement up to its maximum amount without affecting the claims of the other Group. For the avoidance of doubt, the following additional reinstatement limits shall be put into effect at Completion:

	(i)	the layer of insurance led by Zurich providing cover of £25m per loss (limited to £50m in the annual aggregate) in excess of the Finite Programme will be extended to provide a separate limit of £25m in the annual aggregate for the exclusive benefit of the M and B Group; and

	(ii)	the layer of insurance, led by Generali Assicurazioni SpA providing cover of £50m per loss (limited to £100m in the annual aggregate) in excess of the Finite Programme, and the excess policy led by Zurich, will be extended to provide a separate limit of £50m in the annual aggregate for the exclusive benefit of the M and B Group.

2.1.4	The M and B Group has the right to purchase additional reinstatements above and beyond those noted at paragraph 2.1.3, above, at its discretion. If claims are made by the M and B Group under the Excess Insurance Arrangement, the Six Continents Group shall use reasonable endeavours to assign those claims to M and B's loss record. If underwriters refuse to do this, or if the future insurance premium costs of Six Continents are inflated due to M and B's claims, then M and B shall indemnify Six Continents from and against any and all losses incurred as a result.

2.1.5	In the event that the underwriters of any part of the Insurance Programme decide to cancel or change coverage in accordance with the terms of that programme before renewal:

	(i)	the Six Continents Group shall use all reasonable endeavours to negotiate continued, or alternative, coverage and it is intended that the risk and cost of this happening will be reduced as much as possible through negotiation with insurers beforehand;

	(ii)	the M and B Group Companies and the Six Continents Group Companies shall continue to act in good faith with each other and with external underwriters in order to negotiate continued, or alternative, coverage and, to that end, shall continue to provide such management information and access to insurance data as is reasonably and practicably required in order to negotiate such coverage; and

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(iii) if continued or alternative coverage cannot be successfully achieved at an acceptable cost then each party affected by the cancellation or change shall, in relation to the relevant part of the Insurance Programme, be free to make separate insurance arrangements.

	2.1.6	The Six Continents Group shall provide the M and B Group with such advice, so far as is reasonable and practicable, in respect of the management of insurance, as may reasonably be required during the period to 30 September 2003. In particular:

(i) the Six Continents Group shall act as a point of reference for M and B on cover provided by all existing and historic insurance policies including, but not limited to, finite and captive insurance policies; and

(ii) the Six Continents Group shall ensure that any relevant historic records, files and other documentation (including, where it is not possible to deliver originals for regulatory reasons, certified copies of the same) which appertain to the M and B Group and which were not transferred prior to Completion are transferred.

	2.1.7	Each party shall inform the other of any claims which it has made under the Insurance Programme which, individually or when taken together affect the other party and its ability to make future claims, together with any other issues that may arise and that affect the other party and its ability to make future claims.

	2.1.8	If any member of the Six Continents Group wishes to cancel any part of the Insurance Programme or change (such that it would have an adverse effect on any member of the M and B Group) any part of the Insurance Programme prior to 30 September 2003 this will require the specific written agreement of both parties, such agreement not to be unreasonably withheld or delayed.

	2.1.9	If any member of the M and B Group wishes to cancel any part of the Insurance Programme or change (such that it would have an adverse effect on any member of the Six Continents Group) any part of the Insurance Programme prior to 30 September 2003 this will require the specific written agreement of both parties, such agreement not to be unreasonably withheld or delayed.

2.2	Duration

The Services referred to at paragraph 2.1 above will be provided to the M and B Group until 30 September 2003.

2.3	Basis of charging

M and B shall, or shall procure that a member of the M and B Group shall, pay to Six Continents a sum equal to the Cost of providing such service.

3	Claims

3.1	Service

Six Continents shall, to the extent reasonably practicable, provide or procure the provision of the following Services:

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3.1.1	Six Continents shall provide the M and B Group with such written advice in respect of claims management as may reasonably be required.

3.1.2	Six Continents shall use all reasonable endeavours to procure that the Six Continents Group outsourced claims handling arrangements managed by CMGL and in place at Completion will continue until 30 September 2003, and in the event that such arrangement is terminated before that date Six Continents shall use all reasonable endeavours to procure that CMGL enters into an agreement with M and B on terms which shall be as near as reasonably practicable to those currently in place.

3.1.3	In the event that CMGL acts, CMGL shall administer and handle M and B claims in the following manner:

	(i)	each of M and B and Six Continents shall assume responsibility for their respective self funded claims payments and fees from Completion. Any credit due under the virtual captive insurance funds 1998 to 2001 held by Six Continents for the benefit of M and B shall be paid over to M and B as soon as possible after Completion, and from that point M and B shall administer and pay for all virtual captive claims concerning M and B or any member of the M and B Group. Similarly, any deficit within the virtual captive (resulting from actual claims payments made on behalf of M and B exceeding deposits paid to Six Continents) shall be refunded to Six Continents by the M and B Group;

(ii)	quarterly statements (retro reports) of premium paid and losses incurred, between 1998 to date, shall be provided to the M and B Group and the Six Continents Group by CMGL. These statements will include losses paid and estimates of outstanding claims;

	(iii)	each party shall be separately responsible for estimating for IBNR (claims incurred but not yet reported or estimated) and IBNER (claims incurred and reported, but where the estimate may be inadequate);

	(iv)	CMGL shall continue at the current location unless it is mutually agreed that it should relocate. The office telephone number will remain the same;

	(v)	all existing external contractors may continue to work for either party by specific instruction. The claims team at CMGL shall separate at Completion as agreed and specified below:

(a) Cathy Parkes, Ruth Cook, Roger Savigar and Ian Rondeau will work primarily in relation to M and B claims with Julie Mortiboys shared equally, as at the date hereof, replacements if any to be of equivalent calibre;

(b) Sue Stilgoe, Sue Heath and Jayne Skinner will work primarily in relation to Six Continents claims with Julie Mortiboys shared equally, as at the date hereof, replacements if any to be of equivalent calibre; and

(c) Graham Holdridge’s secondment from CMGL to Six Continents will transfer to the headquarters of M and B in Birmingham;

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		(vi)	each of M and B and Six Continents shall ensure that claims handling arrangements suitable for their continued operations are in place from 30 September 2003, whether with CMGL or otherwise;

		(vii)	the outstanding claims filing system will be separated during the transition period and completed by 30 September 2003;

		(viii)	the CMGL agreed budget to 30 September 2003 shall be paid for and administered by Six Continents and each party will be responsible for any overrun caused by their own acts or omissions. CMGL will arrange separate billing during the period to 30 September 2003;

		(ix)	the CMGL claims management information system (MIMS) shall be replicated solely to contain M and B data in readiness for Demerger and it will not be completed until close of business of the last Business Day prior to Completion;

		(x)	CMGL shall supply each period, as required, a copy of the MIMS data on disc specific to M and B;

		(xi)	prior to Completion M and B shall arrange separate and appropriate banking and funding arrangements and internal authorisations to enable CMGL to pay M and B claims;

		(xii)	M and B shall arrange all internal control accounts, reconciliations, audits and approvals as it may require;

		(xiii)	White Shield shall account to M and B as appropriate for any claims recovery under its insurance programme and repay to M and B the appropriate amount of uninsured loss due; and

		(xiv)	Six Continents shall continue to administer the 92-97 LPT QBE account in run off and account for the share of any rebates due to M and B at the time of reconciliation. M and B will receive 23% of any rebate, reflecting its contribution to premium, with a terminal adjustment should the resolution of M and B claims included in the LPT be on terms materially better than the other claims in the account, such adjustment to be agreed between the parties. A statement of account showing the then current position will be provided on 30 September 2003.

3.2	Duration

	3.2.1	The Services referred to at paragraphs 3.1.1, 3.1.2 and 3.1.3(i) to 3.1.3(xii) inclusive, above, will be provided to the M and B Group until 30 September 2003.

	3.2.2	The Services referred to at paragraphs 3.1.3(xiii) and 3.1.3(xiv) above will be provided for so long as is reasonable and practicable to do so.

3.3	Basis of Charging

M and B shall, or shall procure that a member of the M and B Group shall, pay to Six Continents a sum equal to the Cost of providing such Services.

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4	IT Support and network connectivity

4.1	Service

	4.1.1	Six Continents shall continue to provide the M and B Group with the Services listed below (the “Network Services”), to an extent no greater than that provided at Completion (save as otherwise specifically agreed in writing) including all maintenance and disaster recovery services made available to existing Group Pensions users as at Completion, but only to the extent required in order to support the provision of the Services other than the Network Services:

		(i)	maintenance and support for LAN (Local Area Network) infrastructure (including all associated hardware and software) at West Bromwich;

		(ii)	maintenance and support of “wide area” data network connections managed by [the Six Continents Group] but provided by British Telecom;

		(iii)	maintenance and support of all personal computers, printers and servers located at West Bromwich and connected to the [Six Continents Group] network infrastructure;

		(iv)	access to the internet and the Six Continents Group intranet, including connection to the e-mail network used by the [Six Continents Group] and security devices (including firewalls);

		(v)	access to remote access and authentication services;

		(vi)	connection to the British Telecom and O2 networks for provision of services detailed in (viii) to (xi) below;

		(vii)	connectivity to the [Six Continents Group] private voice network providing for voice communications to other [Six Continents Group] locations;

		(viii)	connectivity via the private voice network to the [Six Continents Group] closed user group on the O2 cellular network (mobile extension Mobex service);

		(ix)	voicemail services;

		(x)	licenced software and maintenance services for hardware and software provided by the following third parties under contracts between those third parties and [the Six Continents Group]:

Third Party	Service

O2	Supply of mobile telephones and airtime billing (for use on the O2 network)

Kingston Communications	Maintenance of telephone system

Network Associates	Virus defence software

British Telecom	Volume discount scheme for telephone calls

Profund	Pensions administration

Hyperion	Accounting software

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(xi) all personal computers (which shall include the 5 computers installed in contemplation of the Pensions Services), printers, servers and data network hardware installed at West Bromwich at Completion remain the property of Six Continents and will be returned to Six Continents no later than 31 December 2003.

	4.1.2	Six Continents shall permit the connection of a data service from M and B (via the Six Continents firewall) to enable M and B to access such data sources as may be reasonably necessary in connection with the provision of the Services.

	4.1.3	Six Continents shall continue to maintain SMTP mail addresses for staff previously located on the Six Continents exchange servers who at Completion become employees or officers of M and B.

	4.1.4	Six Continents shall procure that the Six Continents-related website (http://www.sixcontinents.com) shall, as soon as practicable following Completion, be converted into a landing page with hyperlinks to appropriate alternative M and B and Group Pensions websites.

	4.1.5	Six Continents shall permit the continued use of registered IP (Internet Protocol) addresses in use within M and B at Completion.

	4.1.6	as soon as practicable following Completion, Six Continents shall arrange for the transfer of the mobile telephones from Six Continents to M and B, together with corresponding mobile telephone numbers, of Karim Naffah, Tim Clarke and Viv Flint.

4.2	Duration

	4.2.1	The Services referred to at paragraph 4.1.1 to 4.1.4, inclusive, above will be provided to the M and B Group until 31 December 2003.

	4.2.2	The Services referred to at paragraph 4.1.5 above will be provided to the M and B Group until 31 December 2004.

	4.2.3	The Service referred to at paragraph 4.1.6 above is a one-off Service.

4.3	Basis of charging

There will be no charge for the provision of the Services referred to at paragraph 4.1 above to the extent that Costs in respect of such Services are incurred prior to 30 September 2003. To the extent that Costs in respect of such Services are incurred after 30 September 2003, M and B shall, or shall procure that a member of the M and B Group shall, pay to Six Continents a sum equal to such Costs.

5	Private Healthcare

5.1	Service

Six Continents shall, or shall procure that a member of the Six Continents Group shall, procure the continued provision on a quarterly basis of cost-management information pertaining to UK private healthcare services (the “Scheme”) to the employees of the M and B Group for the periods 1 April 2001 to 31 March 2002 and 1 April 2002 to 31 March 2003. The Six Continents Group and the M and B Group shall make independent arrangements, commencing on the first day of the 2003/2004 tax year, for their employees in relation to healthcare services and shall fund such arrangements independently of the other party. For the avoidance of doubt, any treatment occurring on or following the first day of the 2003/2004 tax year shall be for the account of the relevant employer.

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5.2	Duration

The Services referred to at paragraph 5.1 above and the charging adjustment referred to at paragraph 5.3 below will continue for whichever is the later of two years from Completion or two consecutive quarterly periods of no material adjustment. For the avoidance of doubt “material adjustment” means a quarterly under-recovery or over-recovery as the case may be of more than £500.

5.3	Basis of Charging

The cost-management information referred to at paragraph 5.1 above should be used to determine whether or not there is under-recovery in respect of private healthcare services for the above periods against the premiums paid by the M and B Group and their employees, or whether there is over-recovery of such amounts. For the avoidance of doubt “under-recovery” means that actual treatment costs of M and B Group employees during the periods referred to exceed the premiums paid by members of the M and B Group and their employees in respect of that same period. “Over-recovery” means that actual treatment costs in such cases are less than the premiums paid. Such determination will take place no more frequently than once every year on the anniversary of the Scheme. In the case of under-recovery M and B or the relevant member of the M and B Group as the case may be shall pay to Six Continents a sum equal to any excess of actual treatment costs over premiums paid, and in the case of over-recovery Six Continents shall pay to M and B or the member of the M and B Group as may be, a sum equal to the extent of such over-recovery. In both cases payment will be made by the end of the month following the month in which the over-recovery or under-recovery is determined.

6	Finance Services

6.1	Service

	6.1.1	Six Continents shall continue to provide the following Services:

(i) Preparation of the half year Hyperion submission to 12 April 2003 for SCPDL and the subsidiary companies of SCPDL.

(ii) Maintenance of the books and records of SCPDL and the subsidiary companies of SCPDL, including any ongoing management reporting and support as may reasonably be required.

(iii) Ongoing technical advice and assistance as may reasonably be required relating to:

(a) the accounts of the companies transferred to M and B from Six Continents (including, for the avoidance of doubt, SCPDL);

(b) UK accounting policies; and

(c) US GAAP and reporting

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	6.1.2	Six Continents shall prepare and file with Companies House statutory accounts for the year ended 30 September 2002 for the following companies:

		(i)	SCPDL;

		(ii)	Standard Commercial Property Securities Limited;

		(iii)	Standard Commercial Property Investments Limited;

		(iv)	Standard Commercial Development Investments Limited;

		(v)	Standard Commercial Property Developments (Tangcourt) Limited;

		(vi)	Hart Dean Management Company Limited;

		(vii)	BHR Mexico Limited;

		(viii)	SC Leisure Holdings Limited;

		(ix)	Old Kentucky Restaurants Limited;

		(x)	East London Pubs & Restaurants Limited

		(xi)	Southside Pub Company Limited; and

		(xii)	Lastbrew Limited.

	6.1.3	Six Continents and M and B undertake to co-operate in good faith following Completion to ensure that they and their respective Groups use reasonable endeavours to supply any information relating to the period prior to Completion as may be requested by either party on a timely basis for the preparation of any financial statements or other published financial information as may reasonably be required. Each party shall reimburse the costs of providing such information to the provider.

6.2	Duration

	6.2.1	The Services referred to at paragraphs 6.1.1(i) and 6.1.1(iii) above will be provided to the M and B Group until 30 September 2003.

	6.2.2	The Service referred to at paragraph 6.1.1(ii) above will be provided to the M and B Group until 9 May 2003

	6.2.3	The Service referred to at paragraph 6.1.2 above will be provided to the M and B Group until such statutory accounts have been filed.

6.3	Basis of Charging

M and B shall, or shall procure that a member of the M and B Group shall, pay to Six Continents a sum equal to the Cost of providing such Services.

7	Reward and Share Schemes

7.1	Service

	7.1.1	The Six Continents Group shall continue to provide advice and information as reasonably requested to support M and B in (including but not restricted to):

		(i)	the establishment and continuing provision of executive reward packages, including pay and bonus arrangements;

		(ii)	the establishment and continuing provision of executive reward share schemes (in particular the Executive Share Option Scheme, the Profit Restricted Share Plan, the Short Term Deferred Incentive Plan and the Short Term Incentive Plan); and

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(iii) the establishment of all employee share ownership schemes, so far as is reasonable and practicable

	7.1.2	The Six Continents Group shall continue to provide M and B with access to the share and option registers of Six Continents in connection with historic share schemes.

	7.1.3	The Six Continents Group shall manage the closure of the existing employee share schemes for M and B employees after Completion, including the management of Lloyds TSB Registrars as registrars. The Six Continents Group shall report to M and B on an exceptional basis as often as is reasonably practicable.

7.2	Duration

	7.2.1	The Services referred to at paragraph 7.1.1 and 7.1.2 above will be provided to the M and B Group until 30 September 2003.

	7.2.2	The Services referred to at paragraph 7.1.3 above will be provided to the M and B Group until 31 December 2003 or such later date as may be required in accordance with the rules of the share schemes referred to at paragraph 7.1.1(ii), above.

7.3	Basis of Charging

M and B shall, or shall procure that a member of the M and B Group shall, pay to Six Continents a sum equal to the Cost of providing such Service.

8	Hogg Robinson

8.1	Service

Six Continents shall use reasonable endeavours to procure that Hogg Robinson shall provide the M and B Group with the same services that Hogg Robinson provided to the M and B Group immediately prior to Completion.

8.2	Duration

The Service referred to at paragraph 8.1 above will be provided to the M and B Group until 30 June 2003.

8.3	Basis of Charging

M and B shall, or shall procure that a member of the M and B Group shall, pay to Six Continents a sum equal to the Cost of providing such Service.

9	Taxation Services

9.1	Service

	9.1.1	Six Continents shall provide the following Services:

(i) preparation of the corporation tax computations for SCPDL, Standard Commercial Property Securities Limited and Standard Commercial Property Investments Limited for the year ended 30 September 2002 (for submission to the Inland Revenue by the M and B Group). These computations shall be based on and shall rely on the accounts for the year and relevant information provided by the M and B Group. In addition Six Continents shall provide assistance in responding to the Inland Revenue in relation to earlier years. Such assistance shall be based on and shall rely on information provided by the M and B Group;

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	(ii)	preparation of the chargeable gains computations for Six Continents Retail Limited for the year ended 30 September 2002, based on and relying on the information supplied by Six Continents Retail Limited together with historic records held by Six Continents; and

	(iii)	assistance in connection with:

		(a)	the preparation of draft rollover and holdover claims for Six Continents Retail Limited and Six Continents Lease Company Limited (to be filed by the M and B Group) up to and including the year ended 30 September 2000, based on and relying on information presently available to Six Continents;

		(b)	the preparation of draft rollover and holdover claims for Six Continents Retail Limited (to be filed by the M and B Group) for the year ended 30 September 2001, such claims being based on and relying on information provided by Six Continents Retail Limited regarding the position in respect of proceeds on chargeable gains for that year (or based on and relying on the latest available information as at 31 October 2003);

		(c)	the determination and confirmation of qualifying expenditure for rollover and holdover purposes for Six Continents Retail Limited (based on and relying on information provided by Six Continents Retail Limited) for the year ended 30 September 2002, such information to be provided no later than 30 June 2003; and

		(d)	maintaining detailed registers until 31 December 2003 of relevant information as in existence at Completion to support the rollover and holdover claims;

	(iv)	provision to M and B of the information referred to in paragraph 5.1(c)(iv) above, together with a training session for relevant employees of M and B or of members of the M and B Group of up to 3.5 hours duration in respect of the format and content of such information, prior to 31 December 2003; and

	(v)	provision to M and B of reports from the Cortax reminder system used by the Group Tax department of Six Continents, in the format illustrated in Appendix [XX]. Such reports shall contain information in respect of filing, claims and elections and tax payment deadlines and shall be circulated once a month up to and including 30 September 2003, in accordance with current practice. For the avoidance of doubt, M and B retains full responsibility for the filing of all claims, elections and corporation tax computations and the making of corporation tax payments, irrespective of whether or not they are included in the aforementioned reports.

9.1.2	In all cases where any Services referred to in this paragraph 9.1 to be provided by Six Continents are reliant on receipt of information from the M and B Group, such Services shall only be provided to the extent that such information has been provided by the M and B Group to Six Continents in a timely manner, having due regard to the date of termination of the Services as noted in paragraph 9.2 below.

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	9.1.3	For the avoidance of doubt, the Services provided to the M and B Group will be of a preparatory and administrative nature only. Six Continents will not provide Services of a tax advisory or supervisory nature.

9.2	Duration

The Services referred to in paragraph 9.1 above will be provided to the M and B Group until 31 December 2003.

9.3	Basis of Charging

M and B shall, or shall procure that a member of the M and B Group shall, pay to Six Continents in respect of the above Services an agreed sum of £40,000 exclusive of VAT for the period to 31 December 2003.

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Schedule 2
Services to be provided by M and B
Part 1: Pensions Services

1	Services

1.1	With effect from the Commencement Date, M and B shall, or shall procure that a member of the M and B Group shall, provide the Pensions Services for a period ending on 30 September 2003 except that the Pensions Services set out in paragraph 3.10 below shall continue to be provided up to 31 December 2003.

1.2	For the avoidance of doubt, it is the intention of the parties that from the Commencement Date to 30 September 2003 the Pensions Services to be provided are principally in the nature of transitional services to enable Group Pensions on behalf of the Six Continents Group to administer approved schemes, whilst from 1 October 2003 to 31 December 2003 the Pensions Services to be provided relate principally to the facilitation of the outsourcing of the work of Group Pensions in order to allow the Six Continents Group to operate its pensions function independently of the M and B Group thereafter. From the Commencement Date until 30 September 2003 the Pensions Services to be provided assume no material change in the Existing Plans.

2	Basis of Charging

Six Continents shall, or shall procure that a member of the Six Continents Group shall, pay to M and B a cash sum equal to the total costs incurred in respect of the provision of the Pensions Services allocated in accordance with Schedule 3.

3	Pensions Services

M and B shall provide or procure the provision of the following Pensions Services on the terms and conditions contained in this Agreement:

3.1	General

	3.2.1	All acts relating to the administration of the Plans which should be carried out by the Trustee in order to ensure compliance with:

		(i)	the Plan trust deed and rules;

		(ii)	all agreements entered into by the Trustee;

		(iii)	all legislation relating to the Plans including but without limitation pensions legislation (including the Pensions Act 1995 and any regulations made under the act) tax, social security, financial services and data protection legislation; and

		(iv)	all requirements of the Department of Social Security, the Pensions Schemes Office and the Occupational Pensions Regulatory Authority.

3.2	Benefits administration and record keeping

	3.2.1	Set up, maintain and update records for active members, deferred pensioners, pensioners and dependants.

	3.2.2	Calculate benefit entitlements in respect of those who leave, opt out, retire or die.

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	3.2.3	Undertake benefit quotations, additional voluntary contributions (“AVC”) guidance, transfer-in quotations and any subsequent process, and answer any other enquiries from members as requested.

	3.2.4	Calculate and pay transfer value and make all incidental arrangements.

	3.2.5	Correspond with beneficiaries and/or their representatives and respond to their questions.

	3.2.6	Deal with individuals who have left service or opted out.

	3.2.7	Liaise with the participating companies, Trustee and Plan advisers upon disbursement of benefits, arrange payment and recover insurance where appropriate.

	3.2.8	Pay other lump sum benefits in respect of:

(i) refunds of contributions;

(ii) tax free cash at retirement; and

(iii) commutation of trivial pensions where allowable.

	3.2.9	Apply increases to pensions and deferred pensions as required.

	3.2.10	Liaise with the AVC provider regarding AVC payments and provide AVC information at retirement, death or leaving service. Monitor to ensure Inland Revenue limits are not exceeded.

	3.2.11	Deal with free-standing AVC matters. Comply with the relevant regulations.

	3.2.12	Deal with Government departments concerning contracting-out requirements, and make any payments as necessary.

	3.2.13	Process annual benefit statements for each active member (with a summary of relevant information to employers).

	3.2.14	Obtain information not held by or on behalf of the Trustee for actuarial valuations.Collate and supply information for actuarial valuations.

	3.2.15	Provide regular reports as required by the Trustee.

	3.2.16	Provide an “Administration Guide” to employers with updates as necessary.

	3.2.17	Obtain information not held by or on behalf of the Trustee for insurance quotations. Collect and supply information for insurance quotations.

	3.2.18	Liaise with actuaries, investment managers, solicitors and other external suppliers as required.

3.3	Pensions payroll

	3.3.1	Pay pension instalments via BACS or cheque and apply PAYE deductions. Provide information to pensioners.

	3.3.2	Provide payslips as agreed with Trustee.

	3.3.3	Maintain and update records.

	3.3.4	Provide P60 and P35 year end returns.

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	3.3.5	Apply pension increases.

	3.3.6	Respond to queries from beneficiaries and/or their representatives.

3.4	Discretionary benefits

	3.4.1	Assist in the operation of the procedure for reaching a decision on the distribution of any discretionary benefits.

	3.4.2	Liaise with participating employers to obtain information in relation to the payment of discretionary benefits.

3.5	Accountancy

	3.5.1	Operate separate bank accounts as appropriate and maintain cash books. Enter into arrangements with banks for cash management.

	3.5.2	Calculate and collect contributions due from members and employing companies.

	3.5.3	Provide a full accountancy service including periodic bank reconciliations

	3.5.4	Maintain an investment information system and provide reports therefrom as required by trustees.

	3.5.5	Deal with recoveries of tax relating to investment income.

	3.5.6	Deal with tax deductions from refunds of contributions, communications of trivial pensions paid.

	3.5.7	Supply membership, investment and accounting details for annual report and accounts.

	3.5.8	Deal with Customs & Exercise regarding VAT.

	3.5.9	Arrange the annual audit.

3.6	Asset management and custody

	3.6.1	Monitor the performance of the fund and report on it.

	3.6.2	Check that each trade carried out by investment managers is in accordance with the agreement with that manager, including investment guidelines. Report thereon and take action in case of non-compliance.

	3.6.3	Manage cash not controlled by investment managers or custodians to seek to obtain the best rates reasonably obtainable.

	3.6.4	Arrange an annual auditor’s verification of assets held by investment managers/custodians.

3.7	Communicating with beneficiaries, employees and employers

	3.7.1	Liaise with employees, payroll and personnel department as appropriate.

	3.7.2	Prepare all Trustee communications to employees and beneficiaries.

3.8	Support Services

	3.8.1	Provide premises for and arrange meetings of the Trustee board, the Discretionary Benefits Committee, the Investment Committee and any other committee of the Trustee as required.

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	3.8.2	Prepare agenda and minutes thereof.

	3.8.3	Advise the Trustee board and its committees as required, and carry out their instructions.

	3.8.4	Provide staff, premises and facilities reasonably necessary to enable the Trustee board or any committee of the Trustee board to carry out its functions.

	3.8.5	Ensure statutory requirements of the Trustee company and the Plans are provided for.

	3.8.6	Provide and obtain external advice (including Trustee training) when thought appropriate by any of the Six Continents Group Companies or required by the Trustee from third parties such as actuaries, asset allocation advisers, property consultants/surveyors, lawyers, performance measures and investment managers.

	3.8.7	Deal with all enquiries from, and reports to, the Inland Revenue and other Government agencies.

3.9	Advisory Services

	3.9.1	Advise from a long term perspective on the factors affecting pension schemes, funding and risks with implications for pensions strategy.

	3.9.2	Advise on the funding requirements of the occupational pension schemes currently in place.

	3.9.3	Advise on the implications of proposed and new legislation for existing arrangements.

	3.9.4	Advise on new developments and trends in occupational schemes and their implications for Six Continents with particular reference to competitiveness of Six Continents in terms of reward and remuneration.

	3.9.5	Advise on supervisions of pension schemes operated under non-UK jurisdiction for employees of Six Continents and its subsidiaries outside the UK and supervise the Six Continents International Retirement Plan.

	3.9.6	Advise on implications of major transactions (e.g. acquisitions and disposals) on occupational pension schemes, the impact of current practice on funding or administrative complexity, and business/human resource requirements. Review proposals for changes from the Board, Executive, Human Resources or Finance.

	3.9.7	Give senior management advice particularly in the context of the impact of Inland Revenue constraints.

	3.9.8	Advise on personnel issues with respect to pensions (e.g. on recruitment and termination).

	3.9.9	Review and propose the appointment and retention of specialist advisors to the company (e.g. actuaries).

3.10	Pensions Services in the period 1 October 2003 to 31 December 2003

Subject to the provisions of paragraph 1, above, from 1 October 2003 to 31 December 2003 M and B shall provide those Pensions Services which are necessary to ensure a smooth and effective transition in order to facilitate the outsourcing of the work of Group Pensions, and Six Continents shall co-operate in this process. These services include, but are not limited to:

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	3.10.1	the production of reports required for the Trustees and Group Companies for the period to 30 September 2003 and as at 30 September 2003 covering benefits administration, investment, accounting, charging and reporting for company accounts;

	3.10.2	the handling of outsourcing implementation queries from Group Companies, members and the outsourcing provider, and the preparation and transfer of other relevant information in connection with the outsourcing process; and

	3.10.3	the handling of specialist work in progress.

3.11	Miscellaneous

Co-operate in the transfer of knowledge and information to, or as directed by, members of the Six Continents Group in relation to the Six Continents schemes.

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Schedule 2
Services to be provided by M and B
Part 2: Non Pensions Services

1	Wiesbaden

1.1	Service

	1.1.1	M and B shall allow a nominated employee of the Six Continents Group to continue to occupy, and use the facilities of, the office of the M and B Group in Wiesbaden, Germany (the “Wiesbaden Office”) which such employee occupies at Completion.

	1.1.2	M and B shall allow the Wiesbaden Office to remain the registered office for legal and tax purposes of those German companies of the Six Continents Group which have the Wiesbaden Office as such registered office at Completion.

	1.1.3	M and B shall procure the continued provision of payroll services for those employees of the Six Continents Group who have previously received such services, in addition to such other employees as may be agreed in writing between the parties.

1.2	Duration

[INSERT]

1.3	Basis of Charging

[INSERT]

2	Website Hyperlink

2.1	Service

M and B shall procure that the M and B-related website (http://www.sixcretail.com) shall, as soon as practicable following Completion, be converted into a landing page with a hyperlink to an appropriate alternative Six Continents website.

2.2	Duration

The Service referred to at paragraph 2.1 above will be provided to the Six Continents Group until [31 December 2003].

2.3	Basis of Charging

There will be no charge for the provision of the Service referred to at paragraph 2.1 above to the extent that Costs in respect of such Services are incurred prior to 30 September 2003. To the extent that Costs in respect of such Services are incurred after 30 September 2003, Six Continents shall, or shall procure that a member of the Six Continents Group shall, pay to M and B a sum equal to such Costs.

3	White Shield

3.1	Service

	3.1.1	[M and B shall procure that SCPDL informs Six Continents of the release or expiry of any Performance Bond as soon as practicable following such release or expiry.

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	3.1.2	M and B shall procure that, as soon as practicable following the expiry of any Performance Bond, a formal release in respect of such bond is obtained in a form reasonably satisfactory to Six Continents, and M and B shall indemnify the Six Continents Group from and against any and all Losses incurred as a result of M and B’s inability to procure such release.]

3.2	Duration

[The Service referred to at paragraph 3.1 above will be provided to the Six Continents Group until release or expiry of all Performance Bonds.]

3.3	Basis of Charging

[Six Continents shall, or shall procure that a member of the Six Continents Group shall, pay to M and B a sum equal to the Cost of providing such service.]

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Schedule 3
Pensions Cost Allocation

The basis of allocation of cost attributable to Pensions Services will be as follows:

1	Current Position

1.1	Pre-Demerger costs are split between costs incurred by the administrator between the two existing Six Continents plans and costs incurred by the administrator which are not plan related and which are cross-charged to Six Continents Group Companies. These costs are calculated on one or more of several bases:

	1.1.1	estimated time spent;

	1.1.2	proportion of plan membership numbers to total; and

	1.1.3	proportion of plan asset values to total.

1.2	Notwithstanding paragraph 1.1, above, where costs are specific to a plan or company they are charged directly on that basis.

2	From 1 April 2003

Costs for transitional services for IHG plans will be allocated on the same basis as above, with the most relevant basis applying as it would have applied before Demerger.

3	Employment costs

Insofar as the cost of Pensions Services includes the cost of those employed in Group Pensions then each relevant employee shall, for this purposes of this Schedule 3, be assumed to spend their time as set out below:

3.1	Director of Pensions

Cost allocated on the basis of estimated time spent, currently charged as an investment consultancy resource at 70% non-executive (“SCPP”) 15% executive (“SCEPP”) and 15% non-plan pensions advisory services. This split will be maintained from 1 April 2003 with the new plan’s charges calculated thus: = a x b / c where a is 70% of the total cost, b is the value of the non executive plans assets transferred into the Hotels or Britvic plan and c is the total value of non-executive plan assets at 1 April 2003; d x e /f where d is 15% of the total cost, e is the value of the Executive plan’s assets transferred into the hotels or Britvic plan and f is the total value of Executive plan at 1 April 2003. The 15% chargeable for non-plan services will be allocated to the M and B Group and the Six Continents Group evenly between the two Groups (i.e. on a 50-50 basis).

3.2	Pensions Manager

Cost allocated on a time spent basis, currently charged as a pensions advisory service at 55% SCPP, 15% SCEPP and 30% non-plan. The split from April will continue in these proportions in Retail with the allocation being determined on membership numbers. Therefore, the 55% will be allocated to the Hotels and Britvic plans divided by non-executive member numbers in all four plans. The same principle applies to the Executive and non-plan pieces.

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3.3	Secretary to the Trustees

Current allocation on a time basis splits cost into two, 50% secretarial and 50% pensions advice. Secretarial is split 70% SCPP and 30%; pension advice is split 75% SCPP, 15% SCEPP and 10% non-Plan. Charges to the new plans will be on the membership number basis outlined in 1.1.2 above.

3.4	Administration and payroll

The existing allocation is on time spent on an employee by employee basis. This gives rise to an effective budget allocation of 76% SCPP, 21.3% SCEPP and 2.7% non-plan. Further allocation to the new plans and companies will be on the membership number basis outlined in 1.1.2 above.

3.5	Accounts

Costs, including finance manager, allocated 65% SCPP and 35% SCEPP. Onward allocation to new plans will be on the assets basis outlined in 1.1.1 above.

3.6	System

Employment costs are presently allocated in the same proportion as external costs (see below). New plan allocation will be on the membership number basis outlined in 1.1.2 above.

3.7	Communications

Allocation is wholly on a membership basis. This gives a current allocation of 97% SCPP and 3% SCEPP. Allocation of costs to the new Plans will be on the membership basis outlined in 1.1.2 above.

4	Third party costs

4.1	IT costs

All costs allocated on a membership number basis other than business continuity which is split equally. This gives rise to an effective split of 94.6% SCPP and 5.4% SCEPP. The same proportions are applied to IT employment costs. Onward allocation to the new plans will be on the membership basis outlined in 1.1.2 above.

4.2	Professional charges

These will be charged on an actual basis: advisors will be requested to invoice new plans/company separately.

4.3	Communication costs

Wherever possible, external providers will be requested to invoice separately. Where this is not the case, allocation will be on the membership number basis outlined in 1.1.2 above.

4.4	Property and other cost (West Bromwich offices)

Existing split is 85% SCPP, 10%SCEPP and 5% non-plan. Allocation to the new plans and Hotels plc will be on the membership number basis outlined in 1.1.2 above.

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     Schedule 4

Direct Employment Cost

Direct Employment Cost shall accrue at the rates set out below:

Band	Hourly Rate (£)
3	170
4	100
5	60
6	40
7	20

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Schedule 5

Excess Insurance Arrangement

The following insurances comprise that part of the Insurance Programme which operates in excess of the Finite Programme:

Type of cover	Insurer	Policy number
Global multi-line insurance in excess of the Finite Programme	Zurich	[•]
	Generali	[•]
	Chubb	[•]
	Chubb/Starr Excess	[•]
Personal accident and business travel	ACE	53UK425913
Property terrorism programme	White Shield	1100C9011
	Zurich/Pool Re	[•]
Legal expenses policy for licenced house managers	White Shield	[•]
Franchised pub estate	White Shield	[•]

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